Exhibit 99.2

ProQuest Company

Second Quarter 2004 Earnings Conference Call

July 23, 2004

Operator

Good afternoon. My name is Nancy and I will be your conference facilitator today. At this time, I would like to welcome everyone to the ProQuest Company second quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the star then the number two on your telephone keypad. Thank you. Mr. Trinske, you may begin your conference.

Mark Trinske - ProQuest - VP, Investor Relations

Thank you, Operator. Good afternoon, everyone. Welcome to ProQuest Company’s second quarter 2004 conference call. This is Mark Trinske, vice president of Investor Relations at ProQuest. Today’s earnings release, the associated financial statements, and a broadcast of today’s call are all accessible on our corporate website, Proquestcompany.com. The transcript of today’s call will also be available for review on our website early next week. We’ll be making statements today that are forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements that could cause our performance to differ materially from the statements we make today. You can find a discussion of risks and business trends in company documents on file with the SEC. Our financial results are presented in accordance with generally accepted accounting principles, or GAAP. We include non-GAAP figures in our news releases and other communications to provide useful information to our investors regarding financial and business trends. Reconciliations of these GAAP amounts are included in our press releases, in our filings with the SEC and on our corporate website. On our call today, Kevin Gregory, our senior vice president and chief financial officer, will discuss our financial results and our outlook, our Chairman and CEO, Alan Aldworth, will then review the highlights of our business operations for the second quarter. Then we will open up the call for questions. Now I’d like to turn the call over to Kevin Gregory. Kevin?

Kevin Gregory - ProQuest - SVP and CFO

Thanks, Mark. I’d like to begin with a bit of housekeeping. With the sale of our DMS business, the 2003/2004 profit and loss statements have been adjusted to reflect this business as a discontinued operation. Unless I note otherwise, all numbers and growth rates will be based on continuing operations only. Today, we reported second quarter results which included solid growth of earnings and cash flow and modest revenue growth. I’ll discuss the second quarter results in detail in a moment. First, I’d like to talk about how we’re progressing towards our annual target. Our revenue target for the year was growth of 5 to 7%. Halfway through the year, we’re at 2% growth. Our first half revenue of $223 million dollars, was approximately $4 million dollars lower than we expected. Revenue was less than expected for two main reasons. Unit decline in our traditional microfilm subscription product and continued pricing pressure in our general reference products. We believe that or annual revenue target is still reasonable for a couple of reasons. Most importantly, we’re seeing library budgets beginning to stabilize. In fact, at the recent American Library Association conference, many librarians shared this same outlook. The mood at the show was more upbeat and positive than it has been in 3 years. The stabilizing of the library budgets is further supported by the fact that during the second quarter we had year over year microfilm backfile growth for the first time in 7 quarters. While one quarter of growth isn’t a trend, it is encouraging. Another reason I believe our annual revenue target is reasonable is that we typically experience stronger revenue growth in the second half of the year. I do not expect this year to be any different as growth will be driven by continued strong sales of our published products, the impact of the stabilizing library budgets, the beginning of the biggest selling season, the fall school term, and increased sales of Business Solutions’ performance management products. With regard to earnings from continuing operations, earnings grew 8% for the first half of the year. This is where we expected to be at this point of the year and we anticipate that earnings growth will accelerate in the second half, driven primarily by increasing revenue growth. I would like to avoid any confusion regarding our earnings target for the year, especially after the sale of the DMS business. For 2004, we expect earnings from continuing operations in the range of $1.85 to $1.95. Our cash flow target for the year is to generate free cash flow of 75 to 90 percent of earnings. Cash flow for the first half of the year was a use of $20.4 million dollars. We are $2.7 million dollars ahead of the same period last year. The second half of the year is when we generate a significant portion of our free cash flow, This will be driven by our annual microfilm subscription billings which we anticipate will generate more than $40 million dollars. Now let’s review the second quarter results. ProQuest’ overall revenue for the second quarter increased modestly to $112.2 million dollars. In Information and Learning, second quarter revenue was $70.1 million dollars, an increase of 2%. Driving the growth in Information and Learning was published products revenue which was $30.3 million dollars in the second quarter, a 25% increase. This increase was driven by strong sales of historical newspapers which grew approximately 50% compared to the prior year and in addition, SIRS and Chadwyck-Healey humanities products continued to grow very nicely. The growth in these products was somewhat muted by slower growth in our mature ABI/Inform products. Our general reference products declined $1.8 million dollars to $16.2 million dollars for the second quarter. Approximately $750,000 of this decrease relates to unprofitable Bigchalk products that were discontinued in late 2003. The remainder of this decrease relates to pricing, which continues to be very competitive. Traditional products were $21.7 million dollars, a decrease of $3 million dollars over the prior year. This decline is primarily the result of continued softness in our microfilm subscription revenues. Revenue from our classroom products was $1.9 million dollars in the second quarter, flat versus the prior year. Electronic coursepacks continued to grow nicely in the quarter. This growth was offset by slight declines in our paper coursepacks as well as from the Bigchalk Products which were discontinued in 2003. Now let’s talk about revenue of Business Solutions. Business Solutions revenue was $42.1 million dollars. Revenue from this segment increased 1% compared to the same quarter in 2003. Business Solutions automotive group generated $39.8 million dollars of revenue for the second quarter, an increase of 3%. Within the automotive group, performance management products generated $8.6 million dollars and parts and service products generated revenue of $31.2 million dollars. Both increased 3%. Second quarter revenue for the power equipment group was $2 million dollars. There was a slight year over year decline of $300,000 which was the result of a grow over issue from one time development work which was completed in 2003. Revenue growth in Business Solutions was partially offset by the absence of $500,000 of microfilm revenue, a business we exited in 2003. Now I’d like to discuss second quarter earnings. Earnings from continuing operations were $12.9 million dollars, a 13% increase. This increase came from modest revenue growth and improved profit margins. Our gross profit margin increased by 50 basis points to 49.8%. This increase in gross profit margin was generated by increased profitability from our newer electronic products which are gaining critical mass. Now I’d like to move on to cash flow, During the second quarter, we generated operating cash flow of $19.2 million dollars compared to a use of $3.4 million dollars in the second quarter of last year. This represents an improvement of $22.6 million dollars. As I mentioned on our April call, the timing of the end of the first quarter had a negative impact on cash flow. As we expected, this impact was reversed in the second quarter. Payments for prepaid royalties, accounts payable, interest and payroll made at the beginning of April were included in the first quarter this year versus the second quarter last year. The timing of these payments accounted for approximately $14 million dollars of the quarter over quarter improvement in cash flow. In addition, we received $5.1 million dollars of deferred revenue from ADP during the quarter as part of our new distribution agreement with them. With regard to capex, typically our capex spending is at its highest point in the first quarter and trends down throughout the remainder of the year. This year, we are following the same pattern. Capex was $18.3 million dollars, a decline of $2.4 million dollars from the first quarter. As we anticipated, our second quarter cap ex is slightly higher than our normal run rate. We finalized the relocation of our UK operation during the second quarter which added approximately $2.5 million dollars of capital expenditures. I anticipate that our capex will continue to trend down and we will finish the year at the high end of our capex target of $60 to $65 million dollars. The final word on cash flow — we’re entering the second half of the year in a very good position and we should meet our full year target. Now I’d like to briefly discuss the sale of our DMS business. During the quarter, we sold the DMS business to ADP. The purchase price was $35.9 million dollars which represents a net gain of $15.3 million. I believe this was a good price for business that generated $18.6 million in sales and $5.3 million in EBIT for 2003. So in summary, we’re now halfway through the year. Our earnings and cash flow are strong. Revenue growth has been modest and slightly less than we expected. It appears that library budgets have reached bottom and in some cases are showing growth. Although I would not say we have a tailwind going into the second half, it does appear that the headwind has diminished. I am comfortable that for the year we will achieve 5 to 7% revenue growth, earnings from continuing operations of $1.85 to $1.95 and a cash conversion rate of 75 to 90% of earnings. Now, Alan will take you through the operational highlights of the second quarter.

Alan Aldworth - ProQuest - Chairman and CEO

Thank you, Kevin. From my perspective, I’m pleased with the earnings and cash flow in the quarter but I’m not satisfied with the revenue growth. However, I do believe it will improve in the second half. We did complete several initiatives that will contribute to the growth such as leveraging our content into new products and new markets and making some very exciting, albeit small, tuck-in acquisitions, An example of developing new products for our current markets is the historical newspapers graphic edition. This is a product that we created for the K-12 market. In this product, we took content from our Historical Newspapers product and added K-12 supplemental curriculum content. This is an exciting new product that was enthusiastically received by the K-12 market at recent education trade events. During the second quarter we also leveraged our content into new markets. Our historical newspaper content is now available in the consumer market through a partnership with the New York Times at NYT.com. We also continued to acquire new content. At Information and Learning, our humanities products already include content from the year 600 to 1800. In the second quarter we added some very important new content with our acquisition of a 19th Century bibliographic database. This is a database of works from eight of the world’s top research libraries. This acquisition now extends our literary databases through the 19th Century. At Business Solutions, we entered into a multi-year contract to provide a custom parts and service solution for Stihl, a leading manufacturer of outdoor power equipment. This agreement demonstrates our continued traction in this adjacent vertical market. We also continuously review our portfolio of businesses for their fit with our core electronic publishing strategy. Our former powersports dealer management system business was a software business and didn’t really fit with that strategy. So while it was a good business, its products are really software applications, not electronic publishing solutions. Its business model involved different core capabilities and it has different competitive dynamics. So as Kevin mentioned in the second quarter, we sold this business to ADP. But at the same time we signed a distribution agreement with ADP. They will now distribute our parts and service products in the motorcycle, RV and marine markets in North America. Another key tenet of our strategy is to supplement our growth with tuck-in acquisitions. At the beginning of the third quarter, we acquired Serials Solutions for about $15 million dollars. This company provides content management and linking services that help academic, public and corporate librarians and the patrons of those libraries to get the most out of the vast electronic resources that the librarians now possess. This is a very well respected company in the library community and we’re very pleased that it has become a part of the ProQuest family. So in summary, we’re now moving into the busiest time of the year with some new customers, some great new product extensions, some important additions to our content, and the new agreement with ADP, one of our strongest distribution partners. Our earnings and cash flow are looking solid and the library budgets are beginning to show their first signs of improvement. We’re still growing and we’re managing the business to achieve long term sustainable future growth. Operator, we’d now like to open up the call for questions.

QUESTION AND ANSWER

Operator

At this time, I would like to remind everyone, if you would like to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Scott Krasik from CL King.

Scott Krasik - CL King - Analyst

Hi, guys. The operating margin in Business Solutions this quarter is higher than it’s been in some time. Can you sort of explain what drove that?

Kevin Gregory - ProQuest - SVP and CFO

The primary reason for the expansion in the last few quarters the margin has been hurt by some development that they’ve had related to new contracts. We did not have that in this quarter so we didn’t see a benefit associated with that in the margin.

Scott Krasik - CL King - Analyst

You mean the spending has already been done and now you’re just —

Kevin Gregory - ProQuest - SVP and CFO

Exactly.

Scott Krasik - CL King - Analyst

Okay. And then it looks lie R&D was about a million dollars lower than what I had been guiding to. Was that sort of an ongoing run rate? Or was there just not a need in the quarter?

Kevin Gregory - ProQuest - SVP and CFO

Our R&D does fluctuate from quarter to quarter based on the projects that we’re working on bit it is clearly in line with where we think it’s going to be for the year.

Scott Krasik - CL King - Analyst

And it should still be somewhere around 4% of —?

Kevin Gregory - ProQuest - SVP and CFO

Correct.

Scott Krasik - CL King - Analyst

Okay. And then can you give us what were the sales level of Serials Solutions? Or what’s a good run rate?

Kevin Gregory - ProQuest - SVP and CFO

This is a business that last year generated approximately $3 million dollars in billings. It has been growing significantly year over year, it’s been doubling. Although it’s had a relatively short life, it has been doubling year over year. Our expectation is that we should see that same trend going forward. Actually maybe even accelerating because they had not really had a sales force. They did a lot of direct mail or direct call sales. With our sales force we think we can obviously leverage our group and expand that growth.

Scott Krasik - CL King - Analyst

Is that right then that if I’m just looking at the cash flow that you paid $10 million dollars for it? Was that acquisition done in cash?

Kevin Gregory - ProQuest - SVP and CFO

Yeah. Just to remind everyone, this was a transaction that was completed very early in what will be our third quarter, so it is not reflected in any way in our P&L or in our cash flow statement.

Scott Krasik - CL King - Analyst

Okay, so then the —

Kevin Gregory - ProQuest - SVP and CFO

That $10 million dollars that you see going through the cash flow statement is some of the small tuck in acquisitions that we have done throughout the year.

Scott Krasik - CL King - Analyst

The database things?

Kevin Gregory - ProQuest - SVP and CFO

Right.

Scott Krasik - CL King - Analyst

Okay.

Alan Aldworth - ProQuest - Chairman and CEO

Scott, If I can comment on the Serials Solutions acquisition, the revenue multiples that we paid, while it was higher than we’ve paid on some other transactions, it’s a multiple that is fair and reflects the growth characteristics and the growth potential of the company and importantly, even at a relatively small but again rapidly growing revenue base, the company is profitable and it will be neutral to accretive to our earnings this year. So again, while the multiple is higher than we paid in most transactions in the past, it is reflective of the growth characteristics of the company, number one. Number two, it’s going to be neutral to slightly accretive this year and more accretive next year.

Scott Krasik - CL King - Analyst

Okay. And then just finally, have you discussed with ADP sort of what the potential incremental revs for your parts catalog business could be from the divesting of the DMS over maybe the next couple of years? I mean, is it a few million dollars potentially incrementally? Is it —

Kevin Gregory - ProQuest - SVP and CFO

Yeah, I would say that over the next couple of years it’s probably in the range of $1 to $2 million dollars.

Scott Krasik - CL King - Analyst

Okay, thanks.

Operator

Your next question comes from Mark Marostica with Piper Jaffray.

Mark Marostica - Piper Jaffray - Analyst

Hey, thank you. Nice job on the quarter. A question for you regarding the general reference products pricing pressure that you talked about. Could you just go over your strategy around confronting customers who perhaps are looking at other competitors or competitors who are dropping price. Are you matching price? Or are you walking away from the business? Give us a little bit more detail around your strategies there.

Alan Aldworth - ProQuest - Chairman and CEO

I would say on a library by library basis, we will price them competitively with the market in the general reference category. When it comes to consortia bids, as we’ve said in the past, we look very carefully at those and we’re not going to undermine the value of our premium content. So in many cases we’ve not priced at a level that we thought was necessarily competitive or would win the consortia bid, but then we have gone back into those locations or states or regions and sold library by library and did much better than we would have in the aggregate and in some cases better than we were doing as the incumbent with the consortia. So it really depends on —every situation is different, but in general, we will discount and price competitively in a general reference category to hang on to business as long as we’re not undermining the value of our premium content.

Mark Marostica - Piper Jaffray - Analyst

What is exactly the reason for the pricing pressure? Is it purely budgets and just fewer dollars chasing product?

Kevin Gregory - ProQuest - SVP and CFO

I think the one thing that I would add on to what Alan said in response to that follow up question as well, Mark, is that the pricing pressure that we are seeing is much more extensive in the K-12 market which is obviously seeing a lot more impact of the tight library budgets. And that’s clearly where we’re seeing a lot of the pricing pressure. The higher ed, the pricing is holding up a little bit better There’s still pressure but it’s holding up better.

Alan Aldworth - ProQuest - Chairman and CEO

I would say that we’re not losing market share in higher ed or K-12 so that’s another indication that the pricing pressures are driven more by the tight budgets in the libraries.

Mark Marostica - Piper Jaffray - Analyst

Okay, fair enough. Kevin, you mentioned that your microfilm backfile growth occurred for the first time in 7 quarters. Could you quantify that for us?

Kevin Gregory - ProQuest - SVP and CFO

It wasn’t significant, it wasn’t a huge number. It was in the range of $300,000 to $500,000.

Mark Marostica - Piper Jaffray - Analyst

Okay.

Kevin Gregory - ProQuest - SVP and CFO

The point there to just reiterate is I think it’s just an indication that the library budgets are stabilizing. Obviously it’s not a trend because it’s only one quarter but it does give us some encouraging signs.

Mark Marostica - Piper Jaffray - Analyst

And if I recall, typically your largest quarters during the backfile sales are Q2 and Q4. At this point do you anticipate Q4 to have your backfile sales growth?

Kevin Gregory - ProQuest - SVP and CFO

It’s hard to say whether it will be growth. I think it will hold up much better than it has in the past. In talking with the salesmen, they’re feeling very bullish. There’s a big backorder on microfilm, so they’re feeling pretty good. The issue that obviously continues to plague us will the dollars be there? But I think that everybody is feeling a little bit better that there are going to be some dollars there.

Alan Aldworth - ProQuest - Chairman and CEO

We believe that worst case at least it won’t be a drag on us and it should provide some growth.

Mark Marostica - Piper Jaffray - Analyst

Okay. A couple more questions then I’ll hop off here. Capex and software spending was up very significantly in the quarter. You mentioned your UK business expenditure of $2 million. Even excluding that, it was still up I think about 35%. What are the key drivers there driving that growth this quarter?

Alan Aldworth - ProQuest - Chairman and CEO

Digitization of the L.A. Times, Historical L.A. Times is the big investment in the second quarter. In the second quarter of last year, we were basically between newspapers in the Historical Newspapers project so there wasn’t as big a level of expenditure. We’re wrapping up on the L.A. Times but there was a large expenditure for the L.A. Times Historical Newspapers project in the second quarter this year.

Kevin Gregory - ProQuest - SVP and CFO

I’d just say in general terms it really is dependent on the projects that we have going on. Clearly if you look back at 2003 and kind of the trend quarter to quarter, as Alan mentioned, the second quarter was a low point for us which is not typically not the case. It was low point because of the fact that we did have some projects that we had finished or that we’re finalizing related to some of the Historical Newspapers. And we hadn’t yet started gearing up for the L.A. Times. Obviously this year we’re clearly in a process of working on the L.A. Times and Tribune to finalize those.

Mark Marostica - Piper Jaffray - Analyst

Okay, thank you. I’ll turn it over.

Operator

Your next question comes from Brandon Dobell with CSFB.

Brandon Dobell - CSFB - Analyst

Hey, guys, A couple ones. Over at Business Solutions, I think last quarter you guys talked about some issues on timing with some of the contracts and growth was kind of about like this quarter’s was. I guess historically you’ve been used to seeing that division grow more in the 5 to 7% range. I was trying to get a feel for how we should look at that going forward in the back half of the year and Kevin, in contrast to your comments about accelerating growth, should we expect the same trends to hold there as well or should we model it more like we’ve seen the last couple quarters?

Kevin Gregory - ProQuest - SVP and CFO

I think the easiest way to think about Business Solutions is because the automotive group is the biggest portion of that — however the automotive group goes, so goes the segment. And really on the auto parts catalog, the way to really think about it is that the inherent growth is probably in the range of 3 to 4%. If we are able to add a major OEM or another OEM, that probably drives it up to the 5, 6% that we’ve seen historically. And over the last year or so, we’ve seen that happening. I would say that without the OEM coming on, a more normalized growth rate is probably in the 3-4% range which we’re seeing right now. So the other factor that’s going to continue to drive growth at Business Solutions side is the performance metrics products. Those have been growing very nicely and we anticipate that they will continue to grow nicely and add maybe a couple of percentage points of growth on the Business Solutions side going forward.

Brandon Dobell - CSFB - Analyst

Okay, fair enough. I might have missed it, but could you guys break out the contribution from SIRS in the quarter?

Kevin Gregory - ProQuest - SVP and CFO

Yeah, the SIRS contribution for the quarter was $3.3 approximately.

Brandon Dobell - CSFB - Analyst

Okay. And I guess in a similar way the negative contributions from the Bigchalk products that were discontinued — you talked about that last quarter as well, but was that a material impact this quarter?

Kevin Gregory - ProQuest - SVP and CFO

It was pretty similar to the incremental revenue that SIRS added. Around the $3 million dollar range, a little less than $3 million dollars.

Brandon Dobell - CSFB - Analyst

Got it. Okay, I think that about does it for me right now. I’ll hop back in the queue. Thanks.

Operator

Your next question comes from Kirsten Letsinger with Jefferies.

Kirsten Letsinger; Hi. I was wondering if you could talk a little bit more about the signs you’re seeing in the library environment. If they are regarding ARLs or more of the public libraries or if you could talk about specifically what signs you’re seeing.

Alan Aldworth - ProQuest - Chairman and CEO

I think it’s really across the board, Kirsten. And it’s not consistent within each of those groups. Clearly there are academic libraries that are very well funded and their budgets, their new budgets that are coming on line are going to be up reasonable healthy over the previous year. There are still some places where, such as in California, where unless the education funding goes through there, the additional educational funding where much of the funding comes from the state and the state still has a budget crisis. So I don’t expect that the California library system is going to see big increases in their budget. Same thing with the publics and the schools. It really depends on where you’re at, so it’s not consistently everywhere that they’re up. But what it sort of feels like after having been recently at the American Library Association convention in June, is that many — I would say at least half of the libraries that I talked to felt that their budgets were going to be increasing in the next fiscal year. They didn’t know exactly what the number was going to be, but it was going to be up. A few are going to be down and many will be about the same. So on balance, my gut tells me that we’re looking at the first time we’re on balance we’re going to see on the average an increase rather than a decline sort of across the board.

Kirsten Letsinger - Jefferies & Company, Inc. - Analyst

Okay, great. Thanks.

Kevin Gregory - ProQuest - SVP and CFO

And just to add on to that, I guess I would add that I think that the increase that we will see probably won’t have a huge impact on the ‘04 year. It will probably be the ‘05 budget cycle which starts in June of ‘05 that we’ll probably see some real significant improvement.

Operator

Your next question comes from Jim Kitzinger of Kitzinger Lautmann Capital Management.

Jim Kitzinger - Kitzinger Lautmann Capital Management - Analyst

Good afternoon. On the corporate expense line, should we be looking at, you know, kind of a $7 million back half for corporate expense kind of similar to the first half or is it going to be more than that?

Kevin Gregory - ProQuest - SVP and CFO

Yeah, I think the guidance that I’ve given and I think it’s still good guidance, is that corporate expense should be about 4% of revenues for the full year. We will have some fluctuations from quarter to quarter basically related to the timing of expenses, but that’s a good target for the full year. 4% of revenues.

Jim Kitzinger - Kitzinger Lautmann Capital Management - Analyst

So it’s just been a little bit lower in the first half and I shouldn’t read anything into that?

Kevin Gregory - ProQuest - SVP and CFO

No. We’re going to see some expenses obviously associated with Sarbanes-Oxley and some of the other new governance rules that are going to obviously increase the second half. So I’m still very comfortable with our 4% of sales as the corporate target.

Jim Kitzinger - Kitzinger Lautmann Capital Management - Analyst

Okay. What kind of coursepacks – I mean, you guys should be just about in the middle of selling season. Can you give us an update on that and what have you done to stimulate some activity there?

Alan Aldworth - ProQuest - Chairman and CEO

The growth in electronic coursepacks right now looks very good, Jim. We’ve really got our sales force ramped up. It’s taken a while to get a full sales force and get them trained and we’re churned some folks, but I think we’ve got — we may not be exactly where we want to be, but I think we’ve got a much better sales force in place now than we’ve had in a long time. Integrating that with the library division has helped and then we’ve added the University of Chicago during the year which has helped.

Kevin Gregory - ProQuest - SVP and CFO

Yeah, I think that in terms of the selling cycle for the fall term, if you will, we are I would say more in the early side of that. Obviously the June/July timeframe and into August to a certain extent, is the big selling season. We are seeing traction there, but I think it’s still a little bit early to give overall guidance as to what we’re seeing for the fall selling season.

Jim Kitzinger - Kitzinger Lautmann Capital Management - Analyst

What are your expectations for electronic coursepacks for the full year?

Kevin Gregory - ProQuest - SVP and CFO

I don’t think that we’ve given expectations on electronic coursepacks by themselves. We have been targeting the growth for the classroom products to be in the range of the mid teens. Of that, we will probably see electronic coursepacks year over year growth somewhere in the hundred plus percent growth area.

Jim Kitzinger - Kitzinger Lautmann Capital Management - Analyst

Okay. Can we go onto Historical Newspapers, Kevin, for a minute? It sounds like you guys had a terrific climb in Historical Newspapers. Is that accurate?

Kevin Gregory - ProQuest - SVP and CFO

Yes, 50% growth.

Jim Kitzinger - Kitzinger Lautmann Capital Management - Analyst

Where are we now kind of in a annualized run rate just on those newspapers and what are your expectations there?

Kevin Gregory - ProQuest - SVP and CFO

I think that the expectation is similar to what we had said at the beginning of the year. I think we’re getting a lot more comfortable with it as we progress though the year, but our expectation was that it was about $7, 8 million dollars last year. We expect it somewhere in the vicinity of 100% growth this year and that’s still our expectation. Again, we’re getting a lot more comfortable obviously as we see the traction continue with that product line.

Jim Kitzinger - Kitzinger Lautmann Capital Management - Analyst

Okay, terrific. I’ll get back in the queue.

Operator

Your next question comes from Richard Close with Jefferies.

Richard Close - Jefferies - Analyst

Hi. Congratulations here. Just a couple questions. I was wondering if you could talk a little bit about the deferred income? It looked like it went down year over year and just a little commentary there. Is something specific happening?

Kevin Gregory - ProQuest - SVP and CFO

I think the easiest way to think about this is it relates to primarily the subscriptions our microfilm subscription as well as the Bigchalk products in the younger database world. We talked a little bit about both of those issues. With Bigchalk, we have some pricing pressure which has had an impact on our deferred revenue there and on the microfilm side, the subscriptions we’ve seen some softness which has had an impact there. That’s the primary difference. The other products are all — the deferred revenue, if you will, associated with the other products, are growing very nicely.

Richard Close - Jefferies - Analyst

Okay and then maybe on the capex, just hitting that point again. When do you expect to be done with like the L.A. Times and Chicago Tribune?

Kevin Gregory - ProQuest - SVP and CFO

For the most part, because we’re clearly never done, we’re always adding incremental years on as we go forward, but the bulk of it should be done by the end of this year or early next year.

Richard Close - Jefferies - Analyst

Okay, and how much would you say goes to specific situations accounting for the $60-65 million dollars in capex this year?

Kevin Gregory - ProQuest - SVP and CFO

I don’t have that number specifically in front of me, but an educated guess would be $3 - $4 million dollars of that. Maybe as much as 5.

Richard Close - Jefferies - Analyst

Okay. And then finally on the revenue — we’ve heard about pricing pressures here. I think on numerous products you talked a little bit about coursepacks and Bigchalk being weak as well. So I guess — could you provide us with a little bit more clarity? Where’ the revenue growth going to come from? Obviously you have the revenue growth in the newspapers and all that and published products, but how do you get to the 5-7%.

Kevin Gregory - ProQuest - SVP and CFO

Well, I think that you are going to continue just — the way I look at it very simply is that we are going to continue to see very nice revenue growth from the published products. It grew 25% so far this year. The expectation is that it will continue. The film, as the microfilm does tend to have a better second half, the back file, the strongest quarter is the fourth quarter. We’re expecting that the stabilization of the budgets, although we won’t show growth in that area and if we do it will be slight — it will help from a decline perspective. I mean, the thing that has hurt us in the first half has been the decline on the microfilm side. Our expectation, again with the stabilizing of the market, is that we are going to see that decline offset to a certain extent in the second half of the year. Those are — and then on obviously the Business Solutions side, we’re going to continue to see nice growth there. So in summary that’s the way I would kind of sum up the second half of the year and how we’re going to get to the 5-7%.

Alan Aldworth - ProQuest - Chairman and CEO

And remember, we made these small acquisitions in the first half that are going to contribute in the second half so that’s part of the story, Richard.

Richard Close - Jefferies - Analyst

Okay. And remind me on an annualized basis how much in revenue those acquisitions are.

Kevin Gregory - ProQuest - SVP and CFO

The acquisitions that we’ve done to date are probably going to add $2 to $3 million dollars in revenue for this year. On an annualized, it will probably be more in the range of 5 to 8.

Richard Close - Jefferies - Analyst

Okay, thanks, guys.

Operator

Your next question comes from Michael Meltz with Bear Stearns.

Michael Meltz - Bear, Stearns & Co. Inc. - Analyst

Hi. Two questions for you on Business Solutions. Reynolds & Reynolds has had some turmoil recently Can you discuss the status of your relationship with them? And secondly, you may have touched on this earlier, but the Alison business had probably one of the softer quarters we’ve seen in a while. Can you talk about that? What was going on in Q2? And lastly, the Bigchalk discontinued properties — I gotta look back at my notes, but I thought that was a Q1 ‘03 issue and it was a million or so dollars in Q1 and it wasn’t going to be an issue. Is there any more flow through in the second half of ‘03? Thank you.

Alan Aldworth - ProQuest - Chairman and CEO

Yeah, I’ll take them in reverse order, Michael. The Bigchalk discontinued product lines will be something that will be with us for the balance of the year. It will decline throughout the year because we were discontinuing them throughout the year, but it will be around, That year over year will be around, albeit to a lesser extent, for the rest of the year. In terms of the Alison business, I think it’s really a grow over issue versus last year we had a strong quarter. Some one time revenue, if you will, development revenue associated with new contracts. That was not duplicated in the quarter this year. So the year over year performance at Alison is probably not indicative of what you would see for a long term or annualized trend there. And the first question with respect to Reynolds & Reynolds, our relationship with them is excellent. Our relationship with that organization is very deep with multiple points of contact. We’ve already attempted to contact the new CEO, but I don’t anticipate that our relationship with Reynolds & Reynolds will change at all as a result of their management change. Certainly we had a relationship at that level, but it was not really the key to our relationship with Reynolds & Reynolds so it’s a very good relationship and I don’t expect that it will change at all going forward. Certainly it will not deteriorate.

Michael Meltz - Bear, Stearns & Co. Inc. - Analyst

Can you quantify the Bigchalk revenues in Q3/Q4?

Alan Aldworth - ProQuest - Chairman and CEO

About a half a million dollars per quarter.

Michael Meltz - Bear, Stearns & Co. Inc. - Analyst

Okay. Thank you very much.

Operator

Your next question comes from Scott Krasik with CL King.

Scott Krasik - CL King - Analyst

Yeah, hi. Just the $300,000 to $500,000 you mentioned about the backfile — that’s just the growth, right? That’s not the actual amount?

Alan Aldworth - ProQuest - Chairman and CEO

Yes, that’s the growth, year over year growth.

Scott Krasik - CL King - Analyst

How much was backfile sales in the quarter?

Alan Aldworth - ProQuest - Chairman and CEO

We’re looking it up.

Scott Krasik - CL King - Analyst

Okay, and then, Alan, maybe you can talk a little bit about have you seen any additional opportunities to outsource to India or the Philippines and is that going to be a meaningful way to improve the margins going forward or are you guys pretty tapped out on what you can take off coast or offshore?

Alan Aldworth - ProQuest - Chairman and CEO

Yes, yes and no. Yes, there are lots more opportunities. Yes, there’s lots of margin expansion in the future from that and no, we’re not tapped out.

Scott Krasik - CL King - Analyst

If you world elaborate the yes, yes and no — is this an ‘04 issue? Is it just sort of ongoing?

Alan Aldworth - ProQuest - Chairman and CEO

It’s ongoing. There will be — in some of the margin expansion that we’ve had, certainly we’ve had reductions in our cost structure as a result of continued productivity. Some of that is outsourcing. So that will continue but not at an increased pace. In ‘05 there will be more savings, even more in ‘06 and think of it as a continuous improvement process.

Scott Krasik - CL King - Analyst

I guess — if you could say how much of the product was let’s say ‘03, how much was outsource versus what you expect in ‘06 let’s say or ‘07? Can you just give some rough —

Alan Aldworth - ProQuest - Chairman and CEO

I’d say as of ‘03 we’re less than half of the way there in terms of the productivity improvements through process improvements and outsourcing initiatives.

Scott Krasik - CL King - Analyst

And then I guess for XanEdu, is this — this looks like the first quarter where paper coursepacks have actually declined. I think they’d been relatively flat or slightly growing. Is there some specific — was one of your competitors especially aggressive this quarter, or ?

Kevin Gregory - ProQuest - SVP and CFO

Yeah, I would say that the numbers for the coursepacks are very low for the first half of the year. We’re halfway through the year and we haven’t generated a third of the revenues that we’re going to generate. So it’s clearly backend weighted. The slight decline — I mean, we’re talking about $100,000 to $200,000 of decline, So that could be one school or one coursepack that didn’t come through. So my point there is that these are very small numbers so a alight decline is not that concerning from that perspective.

Scott Krasik - CL King - Analyst

And then in the last quarter’s call I think you had mentioned that it was approximately 60% paper, 40% electronic. Is that what you expect for the back half of this year?

Kevin Gregory - ProQuest - SVP and CFO

I think that’s going to reverse. I think that the school year, the fall school year generates a lot of paper coursepacks, more so than the first half of the calendar year. So I think we’re going to see that percentage reverse. Overall for the year, I would expect you’re probably going to be somewhere again in the 60% paper 40ish% electronic.

Scott Krasik - CL King - Analyst

Okay, and then did you get that backfile number?

Kevin Gregory - ProQuest - SVP and CFO

Yeah. It was a little over $5.5 million dollars.

Scott Krasik - CL King - Analyst

Okay.

Kevin Gregory - ProQuest - SVP and CFO

And that backfile and collections, microfilm collections.

Operator

Ladies and gentlemen we have reached the end of the allotted time for questions and answers. Mr. Trinske, are there any closing remarks?

Mark Trinske - ProQuest - VP, Investor Relations

Thank you, Operator. Before we conclude our call, I’d just like to remind everyone about our Investor’s Day which is coming up in November. This will be our second annual Investor’s Day and this year it will be held at the New York Stock Exchange on Thursday, November 18th. This day is going to include presentations by executive and senior management from ProQuest and an extended period for questions and answers from the audience. Because it’s at the New York Stock Exchange, obviously seating is going to be limited, so please contact us and make reservations early so we can make sure to have space for you. If you have any questions or would like any further information, please feel free to call me at 734-997-4910. Thank you again for participating in today’s call and we look forward to speaking to you again.

Operator

This concludes today’s ProQuest Company second quarter earnings release conference call. You may now disconnect.